Exhibit 99.1

155 North Lake Avenue 91101
PO Box 7084
Pasadena, California 91109-7084
1.626.578.3500 Fax 1.626.578.7144
Press Release

FOR IMMEDIATE RELEASE	August 19, 2014

For additional information contact:

John W. Prosser, Jr.
Executive Vice President, Finance and Administration
626.578.6803

Jacobs Engineering Group Inc. Announces Share Repurchase Program
Reaffirms Commitment to Growth Strategy

PASADENA, CALIF - Jacobs Engineering Group Inc. (NYSE:JEC) today announced that its board of directors approved a program to repurchase up to $500 million of the company's common stock over the next three years.

In making the announcement, Jacobs President and CEO Craig Martin stated, “We are committed to delivering shareholder value, and this repurchase program authorization reflects the board's confidence in both our short term prospects and our long term growth strategy. We also remain fully committed to our goal of growing our net earnings by an average of 15 percent per year through a combination of organic growth and selective acquisitions.  We have a unique opportunity to return value to shareholders at a price that is advantageous to the company.”

Jacobs’ share repurchase program is intended to enhance shareholder value by making repurchases during periods of favorable market conditions. Under the program’s terms, shares may be repurchased from time to time at the company’s discretion on the open market, through block trades or otherwise.

Jacobs is one of the world's largest and most diverse providers of technical professional and construction services.

Statements made in this press release that are not based on historical fact are forward-looking statements. Although such statements are based on management's current estimates and expectations, and currently available competitive, financial, and economic data, forward-looking statements are inherently uncertain, and you should not place undue reliance on such statements as actual results may differ materially. We caution the reader that there are a variety of risks, uncertainties and other factors that could cause actual results to differ materially from what is contained, projected or implied by our forward-looking statements. For a description of some of the factors that may occur that could cause actual results to differ from our forward-looking statements see our Annual Report on Form 10-K for the period ended September 27,

Exhibit 99.1

2013, and in particular the discussions contained under Item 1 - Business; Item 1A - Risk Factors; Item 3 - Legal Proceedings; and Item 7 - Management's Discussion and Analysis of Financial Condition and Results of Operations, as well as the Company’s other filings with the Securities and Exchange Commission. We also caution the readers of this release that we do not undertake to update any forward-looking statements made herein.

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